Contact:	BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.Ballyfitness.com Investors: Kathy Abbott (773) 864-6868 Media: Matt Messinger (773) 864-6850

For Immediate Release
BALLY TOTAL FITNESS FILES FORM 10-K FOR THE YEAR ENDED
DECEMBER 31, 2006 AND REPORTS FULL YEAR 2006 FINANCIAL RESULTS
CHICAGO, June 29 /PRNewswire-FirstCall/ — Bally Total Fitness (OTC: BFTH.PK) announced today that it has filed its 2006 Annual Report on Form 10-K with the Securities and Exchange Commission and released financial results for the year ended December 31, 2006. The issues related to accounting for deferred revenue and certain errors in prior year member data discussed in the Company’s 12b-25 filing dated March 15, 2007 have been resolved as part of the completion of the financial statements for the year ended December 31, 2006. No restatements of prior year financial statements were required.
Resolution of Issues Relating to Deferred Revenue Estimates
The Company’s revenue recognition objective is to recognize revenue on a straight-line basis over the longer of the membership contractual period or the estimated member term. This objective requires the estimation of membership terms based on historical average membership terms experienced by our members. The Company updates these estimates quarterly and reflects the effects of its most current estimates in its reported revenues and deferred revenues.
As previously disclosed, in determining the amount of its deferred revenue liability, the Company identified certain errors in its historical member data used to create estimates of membership term. Consequently, the Company performed an extensive evaluation of the data and assumptions used in these estimates, and the impact the identified errors had on its estimates of membership term and its estimate of deferred revenue on previously reported annual and interim consolidated financial statements.. The effect on previously reported annual periods through December 31, 2005 was included in the Company’s adjustment to record the cumulative effect of adopting Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” as a decrease to the accumulated deficit at January 1, 2006.
The Company’s 2006 year-end evaluation of estimates of membership term effected in the fourth quarter resulted in an increase to membership revenue and a reduction in deferred revenue of $71.0 million.

Summary Financial Results
Consolidated net revenues for the year ended December 31, 2006 increased 6% to $1,059.1 million, as compared to $1,003.8 million in 2005. Increases in membership services revenue of approximately $60.7 million reflected the fourth quarter adjustment discussed above.
The Company’s total membership cash collections continued to decline in each quarter of 2006 when compared to the prior year levels. Total 2006 membership cash collections were $757.6 million, down $25.4 million from 2005 collections of $783.0 million. Approximately $10.9 million, or 43%, of the year-over-year decline in total membership cash collections occurred in the fourth quarter of 2006. The 2006 quarterly trend has continued through the first half of 2007; total membership cash collections in the first quarter of 2007 were $12 million, or 6%, below the first quarter of 2006.
The average number of members during 2006 declined 2% to 3.559 million, from 3.622 million in the prior year. The average monthly cash received per member also declined 2% to $17.74, down from $18.02 in 2005. The total number of members at December 31, 2006 was 3.485 million, down 1% from the prior year.
Operating costs and expenses in 2006 increased $20.7 million to $944.9 million, up 2% from $924.2 million in 2005. This increase resulted largely from a $4.6 million, or 9%, increase in marketing and advertising expenses due to increases in media spending and television production costs, a $7.5 million, or 12%, increase in general and administrative expenses for the year (primarily the result of separation costs associated with certain former executives who left the Company in 2006) and a $28.4 million increase in impairment charges related to long-lived assets and other intangible assets, reflecting lower estimates of future operating cash flows for the Company’s health clubs when compared to estimates at 2005 year end.
Operating results for 2005 have been reclassified to exclude Crunch Fitness, sold January 20, 2006, which is presented as a discontinued operation.
Operating Cash Flows and Liquidity
As previously reported, without the proposed financial restructuring discussed below, the Company does not have sufficient operating cash flows to meet its expected needs for working capital, capital investment in operations, interest expense and debt repayments though December 31, 2007. The Company did not make the interest payment of $14.8 million due April 16, 2007 on its 9-7/8% Senior Subordinated Notes due 2007; the $300 million principal obligation matures in October 2007.
As of June 15, 2007, liquidity was approximately $61 million, most of which represented cash on hand.
Capital Expenditures
Capital expenditures increased $3.6 million to $39.6 million in 2006 from $36.0 million in 2005. The Company has focused its capital spending primarily on maintenance and improvement of existing clubs and limited new club growth. The Company opened two new clubs in 2006 (Carrollton, Texas and Downey, California). Four new clubs are currently in development. During 2007, the Company expects capital spending to be approximately $35-40 million, before consideration of the additional capital included in the proposed financial restructuring discussed below.

Financial Restructuring Developments
As previously disclosed, the Company has commenced the formal process of soliciting approvals for a prepackaged chapter 11 Plan of Reorganization (the “Plan”) from holders of the Company’s 10-1/2% Senior Notes due 2011 and Senior Subordinated Notes. The solicitation process is ongoing, and the voting agent must receive votes on the Plan no later than 4:00 p.m. ET on July 27, 2007, unless this deadline is extended. Copies of the Plan and the Company’s solicitation materials may be accessed at http://www.kccllc.net/bally. Noteholders seeking additional information about the balloting process may contact Glen Linde of MacKenzie Partners, Inc., the voting agent, at (212) 929-5500 (Call Collect) or (800) 322-2885 (Toll Free).
If the Company receives the requisite noteholder approvals, it will proceed to implement the Plan by promptly filing a voluntary prepackaged petition for reorganization under chapter 11 of the U.S. Bankruptcy Code, as described in the solicitation materials.
The Company plans to continue normal club operations during the restructuring process. If the Company files the Plan, it expects to seek to obtain the necessary relief from the Bankruptcy Court to pay the majority of its employee, trade and certain other creditors in full and on time in accordance with existing business terms. If the Company does not receive the necessary votes during the solicitation period, it will need to evaluate other options, including filing a traditional, non-prepackaged chapter 11 case.
Don R. Kornstein, Bally’s Chief Restructuring Officer and Interim Chairman, stated, “We are pleased that we filed our 2006 10-K, a key component of our restructuring plan which provides investors with a better understanding of the company’s financial position. We look forward to implementing our restructuring plan as quickly as possible in order to return Bally to long-term financial health and to improve operating performance.”
About Bally Total Fitness
Bally Total Fitness is among the largest commercial operators of fitness centers in the U.S., with over 375 facilities located in 26 states, Mexico, Korea, China and the Caribbean under the Bally Total Fitness(R) and Bally Sports Clubs(R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
Forward-Looking Statements
Forward-looking statements in this release including, without limitation, statements relating to the proposed restructuring, are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Statements that are not historical facts, including statements about the Company’s beliefs and expectations are forward-looking statements. These statements are based on beliefs and assumptions by the Company’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events. In addition, these forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks associated with the ability of the Company in advance of and during a reorganization to maintain normal terms with vendors and service providers, maintain contracts that are critical to its operations, retain members and attract, motivate and retain key employees, and other factors that are described in filings of the Company with the SEC, including the 2006 Annual Report on Form 10-K filed on June 29, 2007.
The restructuring process presents inherent material uncertainty. It is not possible to determine with certainty the length of time it will take the Company to complete the restructuring, including the timing of an eventual court filing, the effect of any third party proposals for competing plans of reorganization, whether all necessary approvals are ultimately obtained for the reorganization under the proposed terms, whether the prepackaged bankruptcy will be successful, or the outcome of the restructuring in general. In addition, the implementation of a plan of reorganization is dependent upon a number of conditions typical in similar reorganizations, including approval by the requisite creditors and Court approval of the Plan.
While the Company is in the process of restructuring, investments in its securities will be highly speculative. If the Plan is implemented as proposed, the presently outstanding shares of the Company’s common stock will be extinguished.
Bally Total Fitness Holding Corporation
FINANCIAL HIGHLIGHTS
The following is a summary of financial data provided in the Company’s Annual Report on Form 10-K for the year ended
December 31, 2006. Please refer to this filed document for a more complete explanation of the Company’s results.

			Unaudited
	Year ended December 31,		Three months ended December 31,
	2006	2005	2006	2005
	(dollars in thousands, except per share and per member)
Net revenues
Membership	$881,654	$822,866	$261,052	$201,637
Personal training	120,562	118,690	27,613	27,672

Membership services revenue	1,002,216	941,556	288,665	229,309

Retail products	42,571	47,159	9,009	9,642
Miscellaneous	14,264	15,126	3,209	3,581

Net revenues	1,059,051	1,003,841	300,883	242,532

Operating costs and expenses
Membership services	663,303	665,036	153,533	160,419
Retail products	40,881	49,837	8,735	10,956
Marketing and advertising	58,185	53,549	10,154	8,851
Information technology	20,482	21,341	5,168	5,314
Other general and administrative	72,141	64,689	21,228	22,030
Gain on sales of land and buildings	(3,984)	—	—	—
Impairment of goodwill and other intangibles	1,462	1,220	1,462	1,220
Asset impairment charges	38,258	10,115	35,265	10,115
Depreciation and amortization	54,209	58,415	13,373	13,578

	944,937	924,202	248,918	232,483

Operating income	114,114	79,639	51,965	10,049
Other income (expense)
Interest expense	(101,859)	(85,329)	(26,678)	(24,277)
Foreign exchange gain (loss)	1,125	869	(1,211)	(316)
Other, net	(6,961)	89	(7,412)	(183)

	(107,695)	(84,371)	(35,301)	(24,776)

Income (loss) from continuing operations before income taxes	6,419	(4,732)	16,664	(14,727)
Income tax (provision) benefit	(855)	(826)	198	(107)

Income (loss) from continuing operations	$5,564	$(5,558)	$16,862	$(14,834)

Basic net income (loss) per common share	$1.08	$(0.28)	$0.41	$(0.42)

Operating data
Total membership cash collections	$757,630	$783,055	$177,459	$188,341
Average monthly cash received per member	17.74	18.02	16.80	17.58
Average number of members during the period (000’s)	3,559	3,622	3,520	3,570
Number of members at end of period (000’s)	3,485	3,530	3,485	3,530
Number of members joined during the period (000’s)	1,031	1,025	211	217
Fitness centers operating at end of period	375	409	375	409
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